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                                                                   EXHIBIT 23(A)


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SouthTrust Corporation


We consent to the incorporation by reference in the registration statement (Form S-8 for the registration of 37,589 shares of SouthTrust Corporation common stock in connection with the Stock Option Plan for Conversion of Founders Bancshares, Inc. Stock Options) of SouthTrust Corporation of our report dated February 21, 2003 on the consolidated balance sheet of SouthTrust Corporation as of December 31, 2002 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2002 Annual Report on Form 10-K of SouthTrust Corporation.

Our report refers to the fact that the consolidated financial statements of SouthTrust Corporation were audited by other auditors who have ceased operations. As described in note H, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by SouthTrust Corporation as of January 1, 2002. Additionally, as described in note S, SouthTrust Corporation changed the composition of its reportable segments in 2002, and the amounts in the 2001 and 2000 consolidated financial statements relating to reportable segments have been restated to conform to the 2002 composition of the reportable segments.



                                              /s/ KPMG LLP


Birmingham, Alabama
April 29, 2003